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                                                                     EXHIBIT 8.2

                  [Heller Ehrman White & McAuliffe Letterhead]

                               November 23, 1998

GeneMedicine, Inc.
8301 New Trails Drive
The Woodlands, TX 77381-4248

Ladies and Gentlemen:

    You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Montana Acquisition Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Megabios Corp. ("Megabios"), with and into GeneMedicine, Inc. ("GeneMedicine"). We have acted as counsel to GeneMedicine in connection with the Merger and have examined the Agreement and Plan of Merger and Reorganization dated as of October 24, 1998, between Megabios, Merger Sub and GeneMedicine (the "Agreement"), the exhibits thereto, and the Registration Statement of Megabios on Form S-4 (Registration Statement
No. 333-      ) (the "Registration Statement") filed with the Securities
Exchange Commission. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Agreement. In addition, we have received written representations pertaining to the Merger from Megabios, Merger Sub, and GeneMedicine.

    Our opinions are based upon the understanding that the material facts as described in the Registration Statement, the representations made to us and the representations and warranties in the Agreement and appurtenant documents are true, correct and complete, and that the Merger will be effected in accordance with the terms set forth in the Agreement. In rendering our opinions we have relied upon such documents and the foregoing representations without undertaking independently to verify the accuracy and completeness of the matters covered thereby.

    Based upon the foregoing, it is our opinion that:

1. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

2. The statements under the caption "Material Federal Income Tax Consequences" in the Registration Statement, insofar as they constitute statements of United States federal income tax law or legal conclusions, accurately summarize the material United States federal income tax consequences of the Merger to a GeneMedicine stockholder.

    Our opinion is subject to certain assumptions and qualifications and is based on the truth and accuracy of the representations of the parties in the Agreement and in representation letters to be delivered by Megabios and Merger Sub and by you, including representations related to the continued conduct of the historic business of GeneMedicine.

    Our opinions are limited to the federal income tax consequences of the Merger and do not address the tax consequences of transactions effected prior to or after the Merger (whether or not in connection with the Merger), nor the effect of the Merger under the laws of the various state and local governments or under the laws of any other jurisdiction. Moreover, they do not address special rules which may be applicable to particular stockholders of GeneMedicine, such as stockholders who acquired their shares pursuant to the exercise of statutory stock options, or stockholders which are dealers or foreign persons. We express no opinion regarding any tax aspect or ramification of the Merger apart from the opinions specifically set forth above.
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GeneMedicine, Inc.
November 23, 1998                                                         Page 2

    An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. Our opinion represents merely our judgment as to the likely outcome of the matters described above if ligated in an appropriate forum. This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion.

    This opinion is rendered in connection with the Agreement and has been delivered to you for the purposes of satisfying the requirements of Section 6.12(d) of the Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended. This opinion may not be relied upon for any other purpose without our written consent.

                                          Very truly yours,

                                          /s/ Heller Ehrman White & McAuliffe

                                          Heller Ehrman White & McAuliffe